UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2013

Avon Products, Inc.

(Exact name of registrant as specified in charter)

New York	1-4881	13-0544597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Third Avenue

New York, N.Y. 10017-1307

(Address of principal executive offices) (Zip Code)

(212) 282-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 26, 2013, Avon Products, Inc. (the “Company”) issued a press release announcing that Fred Hassan, Chairman of the Board of Directors (“the Board”), resigned from the Board effective April 26, 2013. Mr. Hassan’s resignation did not involve any disagreements with the Company.

As previously disclosed, Lawrence A. Weinbach will be retiring from the Board on May 2, 2013.

At a special meeting of the Board on April 25, 2013, in order to satisfy the requirement in the Company’s certificate of incorporation that the Board have at least 10 directors, the Board appointed Kimberly A. Ross, Executive Vice President & Chief Financial Officer of the Company, to be a member of the Board, to serve as a director effective immediately following the Annual Meeting on May 2, 2013 or any subsequent date of such meeting following any adjournment or postponement. Ms. Ross was not appointed as a director pursuant to any arrangement or understanding between her and any other person. Ms. Ross has not been a party to any transaction with the Company or its subsidiaries of the type required to be disclosed pursuant to Item 404(a) of the Regulation S-K, and no such transaction is currently proposed.

The Board also appointed Douglas R. Conant as Chairman of the Board at the April 25, 2013 special meeting, effective April 26, 2013.

The Board plans to undertake a careful and deliberative process to identify and evaluate suitable candidates and appoint a new independent director as soon as reasonably practicable after the 2013 Annual Meeting. It is the Board’s intent that Ms. Ross will resign from the Board once a new independent director has been appointed.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVON PRODUCTS, INC.
(Registrant)

By	/s/ Jeff Benjamin
Name: Jeff Benjamin
Title: Senior Vice President, General Counsel and Chief Ethics & Compliance Officer

Date: April 26, 2013

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